Exhibit 2.1

LOAN PURCHASE AGREEMENT

THIS LOAN PURCHASE AGREEMENT (this “Agreement”) is dated as of the 30th day of January, 2026 (the “Effective Date”), and made and entered into between Zippy Manufactured Home Credit Fund I L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Seller”) and ETHZilla Modular Mortgage LLC, a corporation organized and existing under the laws of the State of Florida (“Purchaser;” Seller and Purchaser are each a “Party” and together the “Parties”), with reference to the following facts and circumstances:

RECITALS

WHEREAS, Seller is in the business of holding loans (each a “Loan” and collectively, “Loans”) secured by first liens on Homes (as hereafter defined), documented by promissory notes and security agreements (each a “Note”); and

WHEREAS, Purchaser desires to purchase certain Loans secured by Homes; and

WHEREAS, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Assets (as hereafter defined), without the Servicing Rights (as hereinafter defined), as described herein for the Purchase Price on the terms and conditions described in this Agreement; and

WHEREAS, Servicer (as hereinafter defined) holds and shall retain the Servicing Rights (as hereinafter defined) and Servicer shall service the Loans in accordance with that certain Servicing Agreement between Servicer and Seller, which Seller shall assign to Purchaser on the date of this Agreement and pursuant to which Servicer will service the Loans for Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the benefits to be derived herefrom, receipt and sufficiency whereof is hereby severally acknowledged, Seller and Purchaser hereby agree as follows:

1. Definitions and Rules of Construction:

1.01 Incorporation and Definitions. The foregoing recitals constitute an integral part of this Agreement, evidencing the intent of the Parties in executing this Agreement and describing the circumstances surrounding its execution. Accordingly, the recitals are, by this express reference, made a part of the covenants hereof, and this Agreement shall be construed in the light thereof. Except as otherwise expressly provided herein or as the context may otherwise require, whenever used in this Agreement, the following words and phrases shall have the meanings specified in this Agreement. In addition to terms otherwise defined herein, the following capitalized terms are defined as follows:

Affiliate: means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, a Person shall be deemed to “control” another Person if the controlling Person, directly or indirectly, has the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement, Purchaser shall not be considered an Affiliate of Seller or Servicer.

Applicable Law: means any applicable laws of any Governmental Authority, including, without limitation, any statutes, ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules, bulletins, guidance and regulations of any federal, regional, state, county, municipal or other Governmental Authority, applicable to the Loans, consumer credit protection and operations, or any other operations or activities to be undertaken (or actually undertaken) by a Party hereto pursuant to or in connection with this Agreement or any of the Loans.

Asset(s): The Loans, exclusive of the Servicing Rights (as hereinafter defined which are retained by Servicer); the Loan Documents; all Titles relating to any of the foregoing; all Lien Certificates and lien perfection documents relating to any of the foregoing; any and all rights of Seller in and to the Collateral that secures a Note; insurance policies, on any of the property of Obligor on the Loans, and all documentation pertaining thereto; and all Asset Files; including (a) all rights to payment and the right, title and interest of the Seller in, to and under the related Loan Document, including installment payments, accrued and unpaid interest and any late charges, subject to Servicer’s right to retain any fees and charges under the Servicing Agreement; (b) all documents (including Loan Documents), general credit information, credit records, payment histories, internal notes or memoranda, applications, valuations, property insurance policies (including hazard and flood insurance), certifications (including flood zone certifications), correspondence to and from the related Obligors, tax forms, and all original documents and instruments evidencing, securing or relating to the Assets or the Collateral or any collateral that secures or relates to the Assets; (c) all rights, title, interests, powers, liens, or security interests of the Seller in, to and under each Loan Document, including claims and rights to and interests in proceeds of hazard or casualty insurance covering collateral, including the Collateral, securing such Loan Document; (d) all collections with respect to each Loan Document received by the Seller on or after the Cut-Off Date; (e) any right, claim, or cause of action arising out of or in connection with any action to enforce the terms of the Loan, if any; (f) any judgment or execution based upon the Loan or any Loan Document, to the extent attributable thereto, and any lien arising from any such judgment or execution; and (g) all proceeds of any of the foregoing.

Asset File(s): With respect to the Loans, all information pertaining to the Assets identified on Schedule 1 to the Bill of Sale held by or for the Seller.

Authorized Official: The government agency responsible for issuing certificates of title to Homes, noting liens thereon or, as the case may be, filing UCC-1 financing statements as required by law.

Closing Date: Subject to the terms and conditions of this Agreement, the Closing Date and time shall be deemed effective as of 11:59 p.m. eastern time on January 30th, 2026 or such other date as may be mutually agreed to by the Seller and Purchaser. On or before the Closing Date, Seller shall (i) deliver the closing deliverables related to the Assets in accordance with Section 6.01 of this Agreement, and (ii) satisfied the conditions precedent set forth in Section 2.02 of this Agreement (unless any of the foregoing deliverables or conditions have been waived or otherwise modified by the mutual agreement of the parties hereto) or such other date agreed between Purchaser and Seller.

Closing Statement: A closing statement in the form attached as Exhibit A.

Collateral: Homes and other similar factory-built housing units, if any, and any other items specifically listed on any Loan Document, each of which secure an Obligor’s obligations under a given Loan Document.

Cut-Off Date: This date specified on Exhibit A to this Agreement or as later amended, if necessary, by agreement of the parties to the Agreement.

Data File: Electronic record of all Obligor and Asset data utilized by Servicer or its Affiliated sub-servicer to provide servicing of the Assets.

Governmental Authority: The United States federal government, any state, local or other political subdivision thereof, and any Person exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions thereof or pertaining thereto, including any U.S. bank regulatory agency, any foreign bank regulatory agency, any court, any central bank, any regulator or any other governmental authority.

Home: A dwelling unit known as or considered to be a manufactured home, modular home or any other home constructed in a factory, that is titled as chattel property in the applicable jurisdiction where such dwelling unit is located, and that secures the indebtedness of the Obligor under such Loan.

Lender: Zippy Loans, LLC.

Lien Certificate: Any document issued by an Authorized Official which confirms that Lender’s Lien was noted on the original certificate of title for the related Home or that a UCC-1 financing statement is duly filed as required by Applicable Law.

Loan Document(s): With respect to a Note, any other contractual agreements and any amendments or modifications thereto, along with security agreements (as applicable), certificates of title or other lien perfection documentation (as applicable), assignments (including a copy of all assignments of such Loan Document, if any, such as to evidence a clear chain of title from the creditor named in such Loan Document to the Seller), guaranties, warranties, notices or any other documents or instruments executed in connection with the making of the Loan and evidencing the Obligor’s obligations as more fully set forth in the Loan.

Material Adverse Change: Any event, matter, condition, circumstance, change or effect that (i) materially and adversely affects the business, assets, financial condition or results of operations of Seller or Purchaser; (ii) materially impairs the ability of, as applicable, Seller or Purchaser to perform or observe its respective obligations under this Agreement; (iii) materially and adversely affects or impairs the rights, powers, remedies or interests of, as applicable, Seller or Purchaser under this Agreement; (iv) materially and adversely affects the validity or enforceability of any material portion of the Assets by the holder thereof in accordance with their terms, or the salability or collectability of a material portion of the Loans; or (v) materially and adversely affects the validity, attachment, perfection, priority or enforcement of any liens granted with respect to the Homes in favor of the Seller, or the ability of the holder to exercise remedies or otherwise realize the benefits of the right, title, power, interest or security afforded under a Note.

Obligor: With respect to any Note, the signor or co-signor of such Loan Document, and any guarantor, surety or other primary, secondary or other party (other than Seller) obligated with respect to the Loans or any performance or payment obligation in connection therewith, and any other party (other than Seller) who has granted Collateral for, or whose property or any part thereof is subject to, any encumbrance securing the Loan or any performance or payment obligation in connection therewith.

Person: Any entity, individual, trustee, corporation, partnership, limited liability company, trust, unincorporated organization, governmental authority or otherwise.

Purchase Price: With respect to each Loan Document, an amount equal to one hundred and four percent (104%) of the outstanding Unpaid Principal Balance of each Loan as of the Cut-Off Date plus accrued and unpaid interest.

Seller Affiliate: Any Affiliate of Seller.

Servicer: Zippy Loans, LLC.

Servicing: The services to be provided by the Servicer pursuant to the Servicing Agreement for the servicing fees in consideration for the servicing of such Loan, together with the obligations incumbent with such Servicing, including without limitation, the right and obligation to collect, receive, process and remit Loan payments to Purchaser.

Servicing Agreement: The Chattel Loan Sale and Servicing Agreement between Seller and Servicer being assigned to Purchaser on the date of this Agreement, pursuant to which Servicer will act as the Servicer of the Loans for Purchaser, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Servicing Rights: With respect to each Loan, all rights and obligations to service, administer, or collect payments for such Loan and to receive servicing fees in consideration for the servicing of such Loan, together with the obligations incumbent with such servicing, including without limitation, the right and obligation to collect, receive, process and remit payments with respect to Loans and all rights, powers and privileges incident to the forgoing.

Taxes: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

Title: A proof of ownership document issued by the state in which the Home is located that sets forth either (a) a priority lien that has been recorded that is enforceable by Purchaser, or (b) good and valid legal title (free and clear from any liens, encumbrances or adverse claims).

Unpaid Principal Balance: With respect to a Note, the outstanding principal balance of such Loan Document then due and payable from an Obligor under such Loan Document as of the determination date, but not including any interest and related charges or fees payable by the Obligor under such Loan Document or amounts deposited into an Obligor escrow account established in connection with such Loan Document for payments of taxes and insurance.

B. Rules of Construction:

(i) As used in this Agreement, (i) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”; (ii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iii) references to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; and (iv) unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”.

(ii) The fact that any Person provides approval or consent hereunder shall not mean or otherwise be construed to mean (i) that such Person providing such approval or consent has assumed the obligations of the Person seeking approval or consent to comply with all requirements of law and other obligations arising from or relating to the underlying matter as to which such approval or consent was given or (ii) except as otherwise expressly set forth in such approval or consent, that providing any such approval or consent impairs in any way the rights or remedies of the Person providing such approval or consent under this Agreement, including indemnification rights for any failure of the Person seeking such approval or consent to comply with all such requirements of law and other obligations.

(iii) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(iv) The term “or” shall not be interpreted to be exclusive unless the context otherwise requires.

(v) A reference to an agreement or other document is a reference to that agreement or document as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

(vi) A reference to a Person shall include references to such Person’s successors, transferees and permitted assigns and any Person deriving title under or through such Person, whether in security or otherwise, and any Person into which such Person may be merged, amalgamated or consolidated, or any company resulting from any merger, amalgamation or consolidation or any Person succeeding to substantially all of the business of that person.

2. Purchase of Assets:

2.01	Sale and Purchase.

(a) Seller shall convey the Assets, but not the related Servicing Rights which are held by Servicer, identified by Seller and Purchaser set forth on Schedule 1 to the Bill of Sale to Purchaser on the Closing Date. For purposes of this Agreement, only Notes listed on Schedule 1 to the Bill of Sale shall be deemed to be included in the term “Assets”. Purchaser shall have no obligation to purchase, and Seller shall have no obligation to sell, any Asset with respect to which, as of the Closing Date, the Seller could not make the representations and warranties set forth in Section 8 and any Note removed by Seller from Schedule 1 to the Bill of Sale shall not be included in “Notes” or “Assets”.

(b) Subject to Section 2.02. and in consideration of Purchaser’s payment of the Purchase Price with respect to each Asset identified in the Closing Statement, and immediately upon receipt by the Seller of such Purchase Price on the Closing Date, Seller hereby irrevocably and absolutely agrees to sell, assign, transfer, and convey to the Purchaser, and the Purchaser agrees to purchase and accept, on the terms and conditions set forth in this Agreement, all of the right, title, and interest of Seller, in and to the Assets set forth on Schedule 1 to the Bill of Sale, excluding the Servicing Rights and subject to the provisions of the Servicing Agreement and Section 2.02 regarding the proration of interest, including Seller’s right to all installment payments, interest, proceeds of insurance policies, all deposits, reserve accounts, escrow accounts, and any other payments under the Assets, fees, costs and expenses then or thereafter due on or under the Loan Document on or after the Cut-Off Date as well as all of Seller’s rights to any collateral, including the Collateral, securing the Assets.

2.02	Conditions Precedent. Purchaser’s obligation to purchase and pay for an Asset hereunder shall be subject to the satisfaction of the following conditions precedent:

(a) such Asset meets the requirements in all material respects described in this Agreement and are acceptable to Purchaser;

(b) all representations, warranties and statements made by or on behalf of the Seller and contained in this Agreement are true, correct and complete in all material respects on the Closing Date;

(c) the Seller has performed and complied in all material respects with all of the covenants and agreements herein contained that are to be performed on or prior to the Closing Date with respect to such Asset, and has complied with the provisions of this Agreement that are applicable to Seller hereunder with respect to each Asset;

(d) Purchaser shall have received from Seller an amount equal to all payments received by Seller from any Obligor with respect to the Loans to be purchased on the Closing Date, which payment is received after the Cut-Off Date, and which payment was intended toward the Loans, less any payments paid for taxes and insurance from Obligor escrow accounts;

(e) the Seller of such Assets has delivered the closing deliverables related to such Asset in accordance with Section 6 of this Agreement;

(f) the Seller shall have provided all materials necessary for Purchaser to complete its due diligence of the relevant Assets and the results thereof shall be satisfactory to the Purchaser in its sole discretion; and

(g) the absence of any Material Adverse Change as to the Seller.

In the event any of the conditions set forth in this Section 2.02 are not fulfilled or waived with respect to a particular Asset (a “Non-Satisfactory Asset”), then, without limitation of any of Purchaser’s remedies under this Agreement, Purchaser shall have the right, in its sole discretion, to elect not to purchase such Non-Satisfactory Asset (in which event Purchaser shall proceed to acquire the remaining Assets other than any Non-Satisfactory Assets which Purchaser has elected not to purchase). Further, in the event Assets comprising twenty five percent (25%) or more of the total Unpaid Principal Balance of all Assets constitute Non-Satisfactory Assets, then, without limitation of any of Purchaser’s remedies under this Agreement or Purchaser’s remaining rights under this Section, Purchaser shall also have the right, in its sole discretion, to elect not to purchase any Loan.

3. Closing Instructions: Closing shall take place by means of a wire to the Seller’s designated account as detailed in the Wiring Instructions attached as Exhibit C, pursuant to which (i) the applicable Purchase Price to be paid by Purchaser pursuant to Section 6.02(b) of this Agreement shall be deposited into the designated Seller’s account, (ii) all of the documents required to be delivered by Seller and Purchaser at closing shall be executed and delivered by electronic means to all the parties to this Agreement on or prior to the Closing Date, and (iii) at closing, the applicable Purchase Price shall be disbursed to Seller less all amounts due pursuant to the Seller Payoff (as hereinafter defined), if any.

4. No Assumption of Obligations: Subject to the terms and conditions set forth in this Agreement, Purchaser shall not be responsible for assuming, paying, performing, or discharging any duties, responsibilities, obligations, or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid prior to or after the Closing Date with respect to the applicable Assets, the servicing thereof, or the Loan Documents, including any obligations to make advances or disbursements, if any, with respect to and in accordance with the terms of the Loan Documents thereunder provided, however, that Purchaser shall be responsible for such obligations solely to the extent of, and limited to, any amounts held in escrow and transferred to Purchaser pursuant to Section 2.01 or as required in the ordinary course of servicing the Assets, or as may be required in the normal course of servicing the Assets.

5. Asset Files; Due Diligence:

5.01	On or prior to the Effective Date, the Seller shall have delivered to the Purchaser or its designee the Asset Files for all Assets to be sold on the Closing Date set forth on Schedule 1 to the Bill of Sale.

5.02	The Seller shall provide all information reasonably requested by the Purchaser in connection with its due diligence exercise of the Assets.

5.03	The Seller shall not amend, supplement, terminate or otherwise modify any Loan Document(s) after the Effective Date, or allow its servicing agent to do so, without prior written authorization of the Purchaser.

6. Closing Deliverables:

6.01 Seller Closing Deliverables. On or before the Closing Date, Seller shall deliver or shall cause to be delivered to Purchaser the following:

(a) The Closing Statement executed by Seller in the form of Exhibit A including Schedule 1 to the Bill of Sale;

(b) The Loan Documents; the Lien Certificates, the Asset Files; including complete Obligor payment history in printed paper form or electronic data image compatible with Purchaser’s computer system, up to the later of (a) the Effective Date, and (b) the Cut-Off Date, and collection records in whatever form they exist; provided, however, files from the Seller including original contracts or agreements may be maintained by Servicer pursuant to its obligations to service the Loans as set forth in the Servicing Agreement.

(c) An executed Bill of Sale in the form attached to this Agreement as Exhibit B;

(d) A completed electronic version of Schedule 1 to the Bill of Sale, with the information specified therein;

(e) An electronic Data File and such further information and documentation to Purchaser or its designee that such Purchaser or its designee, in its reasonable judgment, deems necessary and appropriate to effectuate the transfer of the Assets (collectively, the “Sale Information”) and otherwise comply with the terms and conditions set forth in this Agreement;

(f) Assignments of Loan Documents, Lien Certificates, financing statements, if any, filed by Seller or the Servicer on Seller’s behalf with respect to each Loan Document, and such other certificates and documents as Purchaser may reasonably request to create, evidence, and perfect the sale, assignment, transfer, or conveyance of the Assets; subject to the provisions of Section 6.01(b);

(g) The Asset File in electronic format as image documents;

(h) Assignment and transfer of any and all escrow reserve balances held by the Seller relating to the Assets, if any; and

(j) Any additional documents that Purchaser may reasonably require or request for the proper consummation of the transaction contemplated at such Closing, including but not limited to payoff statements or partial payoff statements and releases with respect to any Asset encumbered in whole or in part by the Seller’s financial obligation (“Seller Payoff”).

Notwithstanding this Section 6.01 or any other provision of this Agreement to the contrary, to the extent Seller has not provided any item required to be delivered pursuant to this Section 6.01 or any other provision of this Agreement on or prior to the Closing Date, the Seller shall have ninety (90) days to deliver such item to Purchaser from the date that Seller discovers the omission or receipt of written notice from the Purchaser about such non-delivery. Further, provided Seller delivers such item within the 90-day period, Seller shall not be in breach or default of this Agreement due to such non-delivery on or prior to the Closing Date.

6.02 Purchaser Closing Deliverables. On or before the Closing Date, Purchaser shall deliver or shall cause to be delivered to Seller the following with respect to Loans being sold as of the Closing Date:

(a) The Closing Statement executed by Purchaser;

(b) The Purchase Price with respect to the Assets to be purchased pursuant to this Agreement, by wire transfer of immediately available U.S. Dollars; and

(c) Any additional documents Seller may reasonably require or request for the proper consummation of the transaction contemplated at such closing.

7. Servicing: The Servicer, as holder of the Servicing Rights to each Asset, will act as the servicer of the Loans for the Purchaser and provide the services described in the Servicing Agreement for the Loans, which is concurrently being assigned to Purchaser with this Agreement. To the extent provided in the Servicing Agreement, any transferee of a Loan by Purchaser or any subsequent party will be bound by the Servicing Agreement as if an original party thereto.

8. Representations and Warranties of Seller: Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

8.01	Seller is the type of business entity indicated on its certificate of formation or organization and is validly existing and in good standing under the laws of the state of its formation or organization and is in good standing with every Governmental Authority having jurisdiction over its activities. Seller has full power and authority to own its properties, carry on its business as and where now being conducted and make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

8.02	The sale and delivery of any Asset to Purchaser, the execution of this Agreement, and the performance of any of the transactions contemplated under this Agreement will not result in a breach of any provision of the charter or bylaws of Seller, result in a material breach of any legal restriction or any agreement to which Seller is now a party or by which it is bound, result in the creation or imposition of any lien upon any of the properties of Seller pursuant to the terms of any such agreement, result in a violation of any law, rule, regulation, order, judgment or decree to which Seller or any of its respective properties is subject, or violate any applicable law, order, rule, regulation, ordinance or directive of any Governmental Authority.

8.03	Seller, is (or shall be on the Closing Date) the sole legal owner of the Assets, free of any liens or encumbrances (other than those to be satisfied by the Seller Payoff), and Seller has the full right, title and interest to sell and assign such Assets to Purchaser. Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any Asset to any Person other than Purchaser and the retention of Servicing Rights by Zippy Loans, LLC. To Seller’s actual knowledge, without a duty to investigate, the Collateral related to an Asset is free of material damage.

8.04	Each Asset is secured by a pledge of and valid and perfected purchase money security interest in a Home. The Seller has not filed or authorized the filing of any financing statements against the Obligor or Seller that includes a description of collateral including the Assets, other than any financing statement relating to security interests assigned to Purchaser pursuant to this Agreement. There are no judgment or tax lien filings against Seller.

8.05	To Seller’s knowledge, the Notes are and shall be enforceable against the named Obligors in accordance with their terms, and shall materially comply with all Applicable Laws. Upon acquisition of each Note, Purchaser shall have a valid and enforceable perfected first Lien on the Home financed with the proceeds thereof, and the Servicer will not have taken any action or failed to take any action that would prohibit or prevent Purchaser from holding a first Lien on such Home.

8.06	Seller has obtained all consents, approvals, qualifications, regulatory permissions, licenses or authorizations required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement and no consent, approval, authorization, registration, filing or order of any court or Governmental Authority is required, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation of the transactions contemplated hereby.

8.07	No Obligor is in default, beyond what is disclosed during due diligence, under or with respect to any contractual obligation under the Loans, and no breach, violation or event has occurred permitting the acceleration of the Obligor’s obligations under the relevant Note.

8.08	There is no action, suit, proceeding, investigation or litigation pending or, to Seller’s knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Seller, would adversely affect the sale of the Assets to Purchaser, or Seller’s ability to perform its obligations under this Agreement.

8.09	There are no proceedings for reorganization, arrangement, liquidation, bankruptcy, insolvency, winding up of the business or dissolution pending, or to Seller’s knowledge, threatened or contemplated under any federal, state or local law against Seller, or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Assets with any intent to hinder, delay or defraud any of its creditors. Seller acknowledges that the Purchase Price represents fair consideration and reasonably equivalent value in exchange for the sale or transfer to Purchaser of the Assets. Seller has been given fair consideration and reasonably equivalent value in exchange for the sale of Notes to Seller. For the avoidance of doubt, this Section 8.09 shall not prohibit Seller from winding down after the completion of the transactions contemplated by this Agreement.

8.10	The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller.

8.11	Other than as disclosed on Exhibit E there are no brokers or other persons representing Seller who are entitled to any payment arising from this Agreement or the sale of any Asset all of which shall be satisfied by the Seller. Seller shall be solely responsible for, and shall indemnify, defend and hold harmless Purchaser and its Affiliates from and against, any and all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) asserted by any broker, finder or other person claiming to be entitled to compensation in connection with the transactions contemplated hereby.

8.12	To Seller’s knowledge, each Loan Document is a valid and enforceable obligation of the Obligor. To Seller’s knowledge, the Assets, the origination and servicing thereof, the Asset Files, the Loans, the Loan Documents, and the acts of Seller and any servicer with regard thereto, have been and are, in material compliance with Applicable Law.

8.13	To Seller’s knowledge, no Asset is subject to any claim for credit, set-off or counterclaim, including claims against Seller.

8.14	Prior to the Cut-Off Date, Seller made available to Purchaser for inspection a complete copy of each Asset File including copies of all litigation or administrative proceeding of or before any court, tribunal or governmental body currently pending, or threatened, against Seller in regards to any Asset. No action, suit, proceeding, investigation or litigation is pending or, to Seller’s knowledge, threatened with respect to any Asset that has not been previously disclosed to Purchaser in writing. All documents and instruments submitted by Seller in connection with such Assets are, to Seller’s knowledge, valid and genuine and represent the true, correct and complete agreement of the applicable Obligor with respect to a given Asset except as disclosed in written schedules provided to Purchaser.

8.15	All information set forth in Schedule 1 to the Bill of Sale attached hereto and the expanded electronic version of Schedule 1 to the Bill of Sale or any Closing Statement or, and all other documentation provided by Seller to Purchaser with respect to the Assets is true, correct and complete in all material respects as of the date as of which such information is stated or certified (as modified or supplemented by other information so furnished and when taken as a whole) and do not and will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading. Seller has no material adverse information concerning any Obligor on an Asset which it has not communicated to Purchaser or otherwise set forth in the Asset Files.

8.16	To Seller’s knowledge, the origination and collection practices used by Seller are, or, with respect to each Asset have been, in all material respects legal, proper, prudent and customary in the Loan origination and servicing business. Seller has not received any payment on account of any of the Assets except as set forth in the payment histories which are included in the Asset Files.

8.17	To Seller’s knowledge, all costs, fees and expenses incurred in the making, closing or recording of the Asset have been paid.

8.18	Except as set forth in written disclosure schedules provided to Purchaser, no litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to Seller’s knowledge threatened, against Seller in regards to any Asset.

8.19	Each Home securing a Note is covered by a hazard insurance policy (naming Servicer as loss payee) for an amount equal to the Unpaid Principal Balance of the Loan or the replacement value of the Collateral, whichever is less, as provided in the Servicing Agreement.

8.20	With respect to each Loan Document, the terms of the Loan have not been waived, altered or modified, except by instruments or documents identified in the Asset File and reflected, if applicable, in the Unpaid Principal Balance of the Loan set forth on Schedule 1 to the Bill of Sale.

8.21	No Obligor has been granted a deferment, extension or forbearance for a payment due date that was within one hundred twenty (120) days of the Cut-Off Date except as disclosed on Exhibit D and none of the deferred amounts are forgivable.

8.22	There is no fact known to Seller that has had or could reasonably be expected to result in a Material Adverse Change with respect to Seller.

9. Representations and Warranties of Purchaser: Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

9.01	Purchaser is the type of business entity indicated on its certificate of formation or organization and is validly existing and in good standing under the laws of the state of its formation or organization and is in good standing with every Governmental Authority having jurisdiction over its activities. Purchaser has the full right, power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

9.02	The purchase of any Asset by Purchaser, the execution of this Agreement, and the performance of any of the transactions contemplated under this Agreement will not result in a breach of any provision of the organizational documents of Purchaser or result in a material breach of any legal restriction or any agreement to which Purchaser is now a party or by which it is bound, or result in a violation of any law, rule, regulation, order, judgment or decree to which Purchaser or its property is subject, or violate any applicable law, order, rule, regulation, ordinance or directive of any Governmental Authority.

9.03	Purchaser has obtained all consents, approvals, qualifications, regulatory permissions, licenses or authorizations required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement and no consent, approval, authorization, registration, filing or order of any court or Governmental Authority is required, for the execution, delivery and performance by the Purchaser of, or compliance by the Purchaser with, this Agreement or the consummation of the transactions contemplated hereby.

9.04	Purchaser has complied with all Applicable Laws, including all rules, regulations and statutes required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. Purchaser holds all licenses necessary to carry on its business and perform its obligations with respect to the acquisition of the Loans, except where the failure to hold such license would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or result in Seller or Servicer violating Applicable Law.

9.05	There is no action, suit, proceeding, investigation or litigation pending or, to Purchaser’s knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Purchaser, would adversely affect the purchase of the Assets from Seller, or Purchaser’s ability to perform its obligations under this Agreement.

9.06	There are no proceedings for reorganization, arrangement, liquidation, bankruptcy, insolvency, winding up of the business or dissolution pending, or to Purchaser’s knowledge, threatened or contemplated under any federal, state or local law against Purchaser, or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Purchaser or any of its assets.

9.07	There is no fact known to Purchaser that has had or could reasonably be expected to result in a Material Adverse Change (excluding Section (v) of the definition of Material Adverse Change to the extent such provision relates to Seller’s lien in a Home) with respect to Purchaser.

10. Indemnification:

10.01	Indemnification by Seller. Seller shall indemnify, and hold Purchaser, and its successors, Affiliates and assigns, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from, any claims, damages, losses, costs, penalties, fines, forfeitures, judgments, legal fees and related costs or expenses (including reasonable attorneys’ fees and defense costs) (collectively, “Losses”) arising out of resulting directly or indirectly from (i) a breach or inaccuracy of any statement, representation, warranty, covenant or other obligation of Seller hereunder or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby that is not cured within thirty (30) days’ written notice by Purchaser, (ii) any responsibility, obligation or duty relating to the Seller’s obligations arising prior to the Closing Date, and (iii) any Person asserting against Purchaser a claim arising from the conduct of Seller. Notwithstanding any of the foregoing, Seller shall not be responsible to indemnify any Person for any Losses arising out of or resulting from the breach of this Agreement by any Purchaser Indemnified Party and/or the gross negligence or willful misconduct of any Purchaser Indemnified Party.

10.02	Indemnification by Purchaser. Purchaser shall indemnify Seller and its successors, Affiliates and permitted assigns, and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”), and hold the Seller’s Indemnified Parties harmless against Losses arising out of or resulting directly or indirectly from (i) a breach of any representation, warranty, covenant, or other obligation of Purchaser hereunder that is not cured within thirty days’ of written notice by Seller; (ii) the obligations or any responsibility, obligation, duty, arising out of Purchaser’s ownership after the Closing Date of the Assets, except for any Losses arising out of relating to the servicing of the Assets by Servicer, prior to the Closing Date; and (iii) any Person asserting against Seller a claim arising from the conduct of Purchaser. Notwithstanding any of the foregoing, Purchaser shall not be responsible to indemnify any Person for any Losses arising out of or resulting from gross negligence or intentional willful of Seller Indemnified Party.

11. Termination. Except for an event of default of this Agreement, this Agreement may only be terminated prior to the Closing by the mutual written agreement of Purchaser and Seller.

12. Confidentiality. Each Party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations, and prospects of the other Party, including, without limitation, the credit underwriting criteria and Loan terms of Seller and Zippy Loans, LLC, as amended from time to time. Except as required to be disclosed by law, each Party agrees to keep all non-public information regarding the other Party strictly confidential and to use all such information solely in order to effectuate the purpose of this Agreement or as required by Applicable Law, unless such information is (i) in the public domain; (ii) already in the possession of the other Party prior to its disclosure by the disclosing Party (including information received lawfully from third parties without an obligation of confidentiality); (iii) required by law to be disclosed; (iv) disclosed to a third party who is retained by the other party to perform services with respect to this Agreement, provided that such third party is bound by an agreement to keep such information confidential; or (v) disclosed by Purchaser to its creditors and prospective creditors, provided that such creditors or potential creditors are bound by an agreement to keep such information confidential.

In the event that a Party becomes legally compelled to disclose any of the proprietary information, to the extent practicable and legally permissible, the other Party will provide the disclosing Party with prompt prior written notice so that the disclosing Party may seek a protective order or other appropriate remedy (including taking action to assure confidential handling of the information) at its sole cost and expense and/or waive compliance with the provisions of this Agreement. Each Party will use its best efforts to obtain or assist the other Party in obtaining any such protective order. Both Parties agree to keep confidential and return upon termination, or sooner upon request, the proprietary documents and data delivered to the other with the transactions contemplated by this Agreement.

13. Entire Agreement. The Seller and the Purchaser hereby acknowledge and agree that this Agreement, and the exhibits hereto, represent the complete and entire agreement between the Parties with respect to the purchase, sale, and contribution or conveyance of Loans, shall supersede all prior written or oral statements, agreements or understandings between the Parties.

14. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The Parties hereto agree that this Agreement, and any other documents to be delivered in connection herewith and therewith, may be electronically signed, that any digital or electronic signatures (including Portable Document Format (PDF), facsimile or electronically imaged signatures provided by DocuSign or similar service) appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Agreement and such other documents may be made by facsimile, email or other electronic transmission. Delivery of an executed counterpart of a signature page of this Agreement in a PDF shall be effective as delivery of a manually executed original counterpart of this Agreement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement hereto shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15. Notices. All notices and other communications hereunder and under this Agreement will be in writing and will be deemed to have been duly given when delivered in person, by email, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Seller:	Zippy Manufactured Home Credit Fund I L.P. c/o Zippy Loans, LLC 9450 SW Gemini Dr PMB 57583 Beaverton, Oregon 97008-7105 Attention: Legal E-mail: legal@zippymh.com

If to Purchaser:	ETHZilla Modular Mortgage, LLC 2875 South Ocean Blvd, Suite 200 Palm Beach, Florida 33480 E-mail: max@ethzilla.com

With a Copy to:	The Loev Law Firm, PC Attn: David M. Loev 6300 West Loop South, Suite 280 Bellaire, Texas 77401 Email: dloev@loevlaw.com or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing to the addresses set forth or specified above. Any notice or communication delivered in person will be deemed effective upon delivery. Any notice or communication sent by email, or air courier will be deemed effective on the first (1st) Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail will be deemed effective on the third (3rd) Business Day at the place at which such notice or communication is received following the day on which such notice or communication was mailed.

16. No Joint Venture or Partnership. Each Party (including any of its respective permitted successors and assigns) acknowledges and agrees that such Party will not hold itself out as an agent, partner or joint venture of the other Party, and that this Agreement and the transactions contemplated hereby are not intended and do not create an agency, partnership, joint venture or other type of relationship between the Parties.

17. Performance. In order to enforce Purchaser’s rights hereunder, Seller agrees, upon the request of Purchaser and at the expense of Purchaser, to do and perform or cause to be done and performed, every lawful and commercially reasonable act to put Purchaser in position to enforce the payment of the Assets and to carry out the intent of this Agreement, including the execution of reasonable and customary documents such as applications for certificates of title and financing statements assigning Seller’s security interests in the Collateral, and the execution of, and, if necessary, the recordation of additional documents, including separate endorsements and assignments upon request of Purchaser; provided, that, Seller shall not be obligated to incur any third-party expense or fees (including filing or recording fees or legal fees) in connection with rendering such reasonable assistance to Purchaser.

18. True Sale. The Parties hereto intend that the sale, transfer and assignment of the Assets to Purchaser constitute a true sale and assignment of the Assets such that any interest in and title to the Assets would not be property of the Seller’s estate (as applicable) in the event the transferor becomes a debtor in a case under any bankruptcy or insolvency law.

19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Seller and the Purchaser and their respective permitted successors and assigns. This Agreement shall not be assigned, pledged or hypothecated by the Seller without the prior written consent of the Purchaser, in its sole discretion. This Agreement shall not be assigned, pledged or hypothecated by the Purchaser without the prior written consent of the Seller, in its sole discretion.

20. Severability. Each part of this Agreement is intended to be severable. If any provision of this Agreement is invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect and shall be binding upon the parties.

21. Amendment; Waiver. Except as otherwise expressly provided herein, this Agreement may only be amended by a writing signed by duly authorized officers of the Seller and the Purchaser. No waiver of any provision of this Agreement, nor consent to any departure by any Party therefrom, shall be effective unless the same shall be in writing and signed by a duly authorized officer of the Party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

22. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES HERETO AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

23. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

24. Survival. Each of the representations and warranties of the parties set forth in this Agreement and all indemnity obligations hereunder related to breaches of such representations and warranties will survive the Closing Date and such representations and warranties will expire on the date that is three (3) years after the Closing Date; provided, however, that (i) the Fundamental Representations will survive indefinitely. The agreements and covenants contained in this Agreement, including, for the avoidance of doubt, those in Section 6.03 and Section 10, shall survive the Closing until performed in full. For purposes hereof, “Fundamental Representations” shall mean the representations and warranties in Sections 8.01, 8.02, 8.03, 9.01, 9.02 and 9.03.

25. Further Assurances. The parties agree that they will execute and deliver such further reasonable and customary instruments and take such other action as any of them reasonably may require to more effectively carry out the intent and purposes of this Agreement.

26. Attorney Fees. In the event there is any dispute arising out of this Agreement, the prevailing party shall be entitled to recover from the other all reasonable attorney fees and costs, whether or not at trial, on appeal, or in bankruptcy.

27. Entire Agreement. This Agreement, including any exhibits referred to herein with respect to each Asset or group of Assets, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede any and all prior agreements, representations and understandings of the parties. The representations and terms of this Agreement shall supersede any inconsistent representations or terms in the prior written and computer information provided by Seller to Purchaser. This Agreement is the product of negotiations among the Seller and the Purchaser. No provision herein shall be construed against one party or the other, due to the fact that it drafted the provision.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the dates indicated below.

SELLER:

Zippy Manufactured Home Credit Fund I L.P.

By:	/s/ Jordan Bucy
Name:	Jordan Bucy
Its:	President & Manager

PURCHASER:

ETHZilla Modular Mortgage LLC

By:	/s/ John Saunders
Name:	John Saunders
Its:	Manager

List of Exhibits

Exhibit A – Closing Statement

Exhibit B – Bill of Sale

Exhibit C – Wiring Instructions

Exhibit D – Deferment, extensions or forbearances

Exhibit E – Brokers